                       JEFFERSON PILOT VARIABLE FUND, INC.
                                 CODE OF ETHICS

                            AMENDED NOVEMBER 4, 1999


         Investment company personnel are charged with the rigorous duties of fiduciaries. In recognition of this special responsibility, Rule 17j-1 of the Investment Company Act of 1940 (the "Act") requires investment companies to adopt codes of ethics and procedures reasonably designed to prevent directors, officers and employees from engaging in fraudulent, manipulative or deceptive conduct in connection with their personal trading.

         The purpose of this Code of Ethics ("Code") is to comply with Rule 17j-1 by prohibiting certain types of transactions deemed to create conflicts of interest (or situations with the potential for, or the appearance of such a conflict), and to establish reporting requirements and enforcement procedures. The Fund may from time to time adopt such interpretations of this Code as it deems appropriate.

         Except as provided under this Code, all reports of securities transactions and any other information filed with the Fund pursuant to this Code shall be treated as confidential.

I.       STATEMENT OF GENERAL PRINCIPLES

         In recognition of the trust and confidence placed in the employees, officers and directors of the Jefferson Pilot Variable Fund, Inc. (the "Fund") by its shareholders, and to give effect to the belief that the Fund's operations should be directed to the benefit of its shareholders, the Fund hereby adopts the following general principles to guide the actions of its employees, officers and directors:

         (A) THE INTERESTS OF THE FUND'S SHAREHOLDERS MUST COME FIRST. In decisions relating to their personal investments, investment company personnel must scrupulously avoid serving their own personal interests ahead of the shareholders' interests.

         (B) FUND PERSONNEL MUST AVOID CONDUCT THAT CREATES THE APPEARANCE OF A CONFLICT OF INTEREST. In addition to following the letter of the Code, Fund personnel must be vigilant in avoiding situations involving any real or possible impropriety.

         (C) FUND PERSONNEL SHOULD NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITION. It is imperative that Fund personnel avoid any situation that might compromise their exercise of fully independent judgment in the interests of the Fund's shareholders.

II.      DEFINITIONS

         (A) "Access Person" shall mean any director, officer, or Advisory Person of the Fund.

         (B) "Advisory Person" shall mean (i) any employee of the Fund (or of any


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         company in a control relationship to the Fund) who, in connection with such employee's regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of Covered Securities by the Fund.

         (C) "Beneficial Ownership" is to be determined in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934. This means that a person should consider himself the beneficial owner of securities in which he has a direct or indirect pecuniary interest. In addition, a person should consider himself the beneficial owner of securities held by his spouse, dependent children, any person who shares his home, or other persons (including trusts, partnerships, corporations and other entities) by reason of any contract, arrangement, understanding or relationship that provides him with sole or shared voting or investment power.

         (D) "Chief Review Officer" means the President of the Fund.

         (E) "Control" shall have the same meaning as that set forth in Section 2(a)(9) of the Act, which defines "control" as the power to exercise a controlling influence over. The issue of influence or control is a question of fact which must be determined on the basis of all surrounding facts and circumstances. The Review Officer should be informed of any accounts for which an access person is considered a "beneficial owner" but where the access person has no direct or indirect influence or control, such as (i)accounts in which full investment discretion has been granted to an outside bank, investment advisor or trustee and where neither the access person nor any close relative participates in the investment decisions or is informed in advance of transactions ("Blind Accounts"), or (ii) accounts of close relatives where the circumstances clearly demonstrate that there is no risk of influence or control by the access person. The Review Officer may require supporting documentation prior to making any determination as to whether an access person has control over an account.

         (F) "Covered Security" shall have the same meaning as that set forth in
         Section 2(a)(36) of the Act, except that it shall not include shares of registered open-end investment companies (includes variable annuity contracts and variable life insurance policies with underlying separate accounts that invest exclusively in registered open-end investment companies), direct obligations of the Government of the United States, bankers' acceptances, bank certificates of deposit, savings accounts, commercial paper and high quality short-term debt instruments, including repurchase agreements.

         (G) "Disinterested Director" means any director of the Fund who is not "an interested person" of the Fund within the meaning of Section 2(a)(19) of the Act.

         (H) An "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

         (I) "Investment Personnel" of the Fund means (i) any employee of the Fund (or of any company in a control relationship to the Fund) who, in connections with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, or (ii) any natural person who controls the Fund and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

         (J) A "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(2) or section 4(6) or pursuant to rule 504, rule 505, or rule 506 under the Securities Act of 1933.

         (K) "Purchase or sale of a Covered Security" includes, among other things, the writing of an option to purchase or sell a Covered Security.

         (L) "Review Officer" means the Secretary or Assistant Secretary of the Fund.

         (M) "Security" shall have the same meaning as that set forth in Section 2(a)(36) of the Act.

         (N) A "Security Held or to be Acquired" by the Fund means any Covered Security which, within the most recent 15 days, (i) is or has been held by the Fund, or (ii) is being or has been considered for purchase by the Fund.

III.     GENERAL PROHIBITIONS

(A) No Access Person shall, in connection with the purchase or sale, directly or indirectly, by such person of a Security Held or to be Acquired by the Fund:

         (1)  employ any device, scheme or artifice to defraud the Fund;

         (2) make to the Fund any untrue statement of a material fact or omit to state to the Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (3) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

         (4) engage in any manipulative practice with respect to the Fund.

(B) (1) No Access Person shall purchase or sell, directly or indirectly, any Covered Security in which he has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest which, to his actual knowledge at the time of such purchase or sale:

(a)          Is being considered for purchase or sale by the Fund, or
(b)          Is being purchased or sold by the Fund.

         (2) The Fund may from time to time adopt specific prohibitions or restrictions in response to special situations where there is a greater likelihood that certain Access Persons will have actual knowledge that the Fund intends to buy or sell certain Covered Securities. Such prohibitions or restrictions when adopted and signed by the Review Officer shall be considered part of this Code until such time as the Review Officer deems such prohibitions or restrictions to be unnecessary.

IV.      ADDITIONAL RESTRICTIONS

(A) Investment Personnel must obtain prior written approval from the Review Officer before directly or indirectly acquiring beneficial ownership in any securities in an Initial Public Offering or in a Limited Offering.

(B) No Access Person may accept a position as a director, trustee or general partner of a publicly-traded company (other than Jefferson-Pilot Corporation) unless such position has been presented to and approved by the Chief Review Officer as consistent with the interests of the Fund and its shareholders. The Chief Review Officer shall report any such approval to the Fund's Board of Directors at the next Board of Directors meeting.

V.  REPORTING OBLIGATIONS

(A) REPORTS REQUIRED. Unless excepted by Section V(B), every Access Person must provide to the Review Officer of the Fund the following reports:

         (1) INITIAL HOLDINGS REPORTS. No later than ten days after the person becomes an Access Person, a report including at least the following information:

                  (a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                  (b) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  (c) The date that the report is submitted by the Access
Person.

         (2) QUARTERLY TRANSACTION REPORTS. No later than ten days after the end of a calendar quarter, a report including at least the following information:

                  (a) With respect to any transaction during the quarter in a Covered Security in which the Access Person had any direct or indirect beneficial ownership:

                           (i) The date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares and the principal amount of each Covered Security involved;

                           (ii) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition);

                           (iii) The price of the Covered Security at which the transaction was effected;

                           (iv) The name of the broker, dealer or bank with or through which the transaction was effected; and

                           (v) The date that the report is submitted by the Access Person.

                  (b) With respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person:

                           (i) The name of the broker, dealer or bank with whom the Access Person established the account;

                           (ii) The date the account was established; and

                           (iii) The date the report is submitted by the Access person.

         (3) ANNUAL HOLDINGS REPORTS. Annually, the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                  (a) The title, number of shares and principal amount of each Covered Security in which the Access Person had any direct or indirect beneficial ownership;

                  (b) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                  (c) The date that the report is submitted by the Access
                  Person.

(B) EXCEPTIONS FROM REPORTING REQUIREMENTS.

         (1) A person need not make a report under Section V(A) with respect to transactions effected for, and Covered Securities held in, any account over which the person has no direct or indirect influence or control (See Section II(E) for the definition of "control").

         (2) A Disinterested Director who would be required to make a report solely by reason of being a Fund director need not make:

                  (a) An INITIAL HOLDINGS REPORT under Section (V)(A)(1) and an ANNUAL HOLDINGS REPORT under Section (V)(A)(3); and

                  (b) A QUARTERLY TRANSACTION REPORT under Section (V)(A)(2), unless the director knew or, in the course of fulfilling his or her official duties as a

                  Fund director, should have known that during the 15-day period immediately before or after the director's transaction in a Covered Security, the Fund purchased or sold the Covered Security, or the Fund or its investment adviser considered purchasing or selling the Covered security.

         (3) An Access Person need not make a QUARTERLY TRANSACTION REPORT under Section (V)(A)(2) if the report would duplicate information contained in broker trade confirmations or account statements received by the Fund with respect to the Access Person in the time period required by Section (V)(A)(2), if all of the information required by that paragraph is contained in the broker trade confirmations or account statements, or in the records of the Fund.

(C)  Annual Report to Board of Directors

         (1) No less frequently than annually, the officers of the Fund will furnish to the Board of Directors, and the Board of Directors will consider, a written report that:

                  (a) Describes any issues arising under the code of ethics since the last report to the Board of Directors, including, but not limited to, information about material violations of the code and sanctions imposed in response to the material violations; and

                  (b) Certifies that the Fund has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

VI.  REVIEW AND ENFORCEMENT.

(A) The Review Officer shall compare all reported personal securities transactions with completed portfolio transactions of the Fund to determine whether a violation of this Code may have occurred. Before making any determination that a violation has been committed by any Access Person, the Review Officer shall give such person an opportunity to supply additional explanatory material.

(B) If the Review Officer determines that a violation of this Code may have occurred, the Review Officer shall submit a written determination, together with the confidential quarterly report and any additional explanatory material provided by the individual, to the Chief Review Officer, who shall make an independent determination as to whether a violation has occurred.

(C) If the Chief Review Officer finds that a violation has occurred, the Chief Review Officer shall impose upon the individual such sanctions as the Chief Review Officer deems appropriate, and shall report the violation and the sanction imposed to the Board of Directors of the Fund at the next Board meeting. Possible sanctions for a violation may include, without limitation, the disgorgement of any profits over to the Fund, a letter of censure, suspension or termination.

(D) No person shall participate in a determination of whether he or she has committed a violation of the Code or of the imposition of any sanction against himself. If a securities transaction of the Chief Review Officer is under consideration, the Disinterested Directors of the Fund collectively shall act in all respects in the manner prescribed herein for the Chief Review Officer.


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

VII.     RECORDS.

The Fund shall maintain records in the manner and to the extent set forth below, which records shall be available for examination by representatives of the Securities and Exchange Commission.

         (A) A copy of this Code and any other code which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

         (B) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs;

         (C) A copy of each report made by an Access Person as required by Section (V)(A) of this Code, including any information provided in lieu of the Quarterly Transaction Reports pursuant to Section (V)(B)(3), shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place;

         (D) A list of all persons who are, or within the past five years have been, required to make reports under Section (V)(A) of this Code, or who were responsible for reviewing these reports, shall be maintained in an easily accessible place.

Amended this 4th day of November, 1999.

                     CHUBB INVESTMENT ADVISORY CORPORATION

                                CODE OF CONDUCT

                   Governing Personal Securities Transactions
                  and Prohibiting Misuse of Inside Information
                          Revised Effective: May, 1992

I.  PURPOSE.

This Code of Conduct ("Code") is intended to provide guidance to directors, officers and employees of Chubb Investment Advisory Corporation ("Company") and certain other Access Persons as to the minimum standards of conduct in personal securities transactions that are consistent with the Company's responsibilities to its clients, including Chubb Investment Funds, Inc., Chubb America Fund, Inc. and any other registered investment company for which the Company acts as investment adviser ("Fund" or "Funds"), and to provide assurance that those employees, directors and other Access Persons are in a position to act in the best interests of clients of the Company and will act in compliance with applicable law, specifically including the Insider Trading and Securities Fraud Enforcement Act of 1988. Moreover, in the interests of avoiding even the appearance of improper conduct, you will note this Code imposes standards which in some respects actually exceed what may be legally required.

This Code is not intended to discourage personal securities investments or sound personal investment programs on the part of those covered by the Code. It is intended rather to assure that personal investing does not conflict with fiduciary duties or legal requirements.

As a registered investment adviser, the Company and its employees, officers and directors, have a fiduciary duty to first consider the interests of the Company's clients in any securities transactions before their own, and not to act regarding their personal accounts in a way which would create a conflict with the interests of clients. As more fully described below, this Code is designed to prevent at least certain specific types of personal securities transctions:

      (1) Trading by an individual during a period when the individual knows that a securities recommendation is being considered to be made or is made by the Company to any client prior to the client's acting on the recommendation. Such trading could take advantage of, or could avoid possible short-run market effects of, or have a harmful effect on the client's transactions.

      (2) Unusual trading through, or on recommendations made by, brokers or dealers who provide research or execution services for the Company's management of clients' accounts. Highly active, hot issue, or unusually priced trading could motivate favoring a particular broker-dealer without regard to whether it provides best available execution of a client's portfolio transactions.

Moreover, this Code sets forth the Company's policy which forbids any of its officers, directors or employees as well as certain other Access Persons from trading, either personally or on behalf of others, including clients of the Company, while possessing material non-public information or communicating material non-public information to others who might trade on the basis therof. Such insider trading or tipping violates law, is abusive of the securities markets and is of prime concern to market regulators and enforcement authorities. The Company's policy applies to every officer, director and employee of the Company as well as to certain other Access Persons and extends to activities within and outside their duties at the Company.

This Code prohibits such trading both directly and indirectly by a person covered by this Code, including through partnerships, personal holding companies or trusts over which such person has investment control or in which a beneficial interest is held, or by any dependent or member of the person's immediate family or household. It should also be noted that this Code applies to transactions in derivative securities, such as options.

Each employee, officer, director and other Access Person should undertake to have a reasonable understanding of and to comply with applicable Federal and state laws and the rules of the Securities and Exchange Commission ("SEC") governing his or her activities. Any person becoming aware of acts in violation of applicable statutes or regulations or provisions of this Code should promptly report the matter to the Compliance Officer. Each person should be sensitive not only to actual conflicts but to the appearance of conflicts. Conduct violating this Code can harm not only the person involved but clients and the reputation of the Company. As set forth in Article VI below, violation of this Code can be expected to result in serious sanctions by the Company up to and including dismissal. Moreover, violations could well result in civil or criminal liability.

Each person covered by this Code will be given a copy of the Code annually by the Compliance Officer and asked to sign and return a Statement of Compliance to the Compliance Officer that s/he has received and read it, and that s/he agrees to report all personal securities transactions as provided in this Code.

If you have any questions regarding whether a proposed act or transaction involves a conflict of interest or material non-public information, the submission of reports, or interpretation of this Code, do not hesitate to consult the Compliance Officer. Except to the extent the records of the Company are subject to inspection by the SEC or to legal process, inquiries, reports and information will be held in confidence by the Compliance Officer and his or her assistants and legal counsel, unless they reveal a violation that warrants action by the Company or requires a report to its Board of Directors.

Certain terms are capitalized when they appear in the Code of Conduct. They are defined terms, and the definitions are important. Defined terms are defined either immediately after their first use in this Code, or in the listings set forth in the last section of the Code.

II.    FEDERAL SECURITIES LAW STANDARDS.

Rule 17j-1 under the Investment Company Act makes it unlawful for any affiliated person of the Company in connection with the direct or indirect Purchase or Sale of Securities Held or to be Acquired by any Fund:

       1.     To employ any device, scheme, or artifice to defraud any Fund;

       2. To make to any Fund any untrue statement of a material fact or omit to state to such Fund a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

       3. To engage in any act, transaction, practice or course of business which operates or would operate as a fraud or deceit on any Fund; or

       4. To engage in any fraudulent, deceptive or manipulative practices with respect to any Fund.

This Rule requires the Company to adopt a written code of ethics containing provisions reasonably necessary to prevent Access Persons from engaging in any of the foregoing, and to use reasonable diligence and institute procedures necessary to prevent violations of such code.

Rule 204-2(a)(12) under the Investment Advisers Act requires the Company: to keep a record of every transaction in a security by any director or officer of the Company, any employee who makes or participates in the determination of recommendations or who in connection with his or her duties obtains information concerning such recommendations prior to their effective public dissemination, and any affiliated or controlling person of the Company who obtains such information; and to institute adequate procedures and use reasonable diligence to obtain promptly reports of all transactions required to be reported.

Section 204(A) of the Investment Advisers Act requires the Company to establish, maintain and enforce written policies and procedures reasonably designed, taking into consideration the nature of the Company's business, to prevent the misuse of material non-public information by the Company or any person associated with the Company in violation of Federal securities laws.

III.   PROHIBITED TRANSACTIONS.

       1.     INTERESTS CONFLICTING WITH RECOMMENDATIONS TO CLIENTS OF THE
              COMPANY

              Subject to subsection 2, no Access Person shall directly or indirectly engage in the Purchase or Sale of Securities in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest if such security, to that Access Person's actual knowledge at the time of such purchase or sale:

              (a)    Is being considered for purchase or sale by any client;* or

              (b)    Is being purchased or sold by a client.

       2.     THE PROHIBITIONS OF SUBSECTION 1 DO NOT APPLY TO:

              (a) Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control; or

              (b) Purchases or sales of securities which are not eligible for purchase or sale by any client. If there is any doubt as to which securities are eligible, consult the Compliance Officer; or

              (c) Purchases or sales which are non-volitional on the part of either the Access Person or the client; or

              (d) Purchases or sales which are part of an automatic dividend reinvestment plan; or

              (e) Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; or

---------------------
* A Security is being considered for purchase or sale beginning when a recommendation to purchase or sell such security has been made and communicated or, with respect to an Access Person making or participating in the recommendation, when such person seriously considers making such a recommendation. A security will normally no longer be subject to these restrictions after a determination is made not to purchase or sell the security for the account of any client or after 15 days have elapsed since the buying or selling program for any client has been completed.

              (f) Purchases or sales which receive the prior approval of the Compliance Officer because (i) they are only remotely potentially harmful to a client in that they would be unlikely to affect a highly institutional market; or (ii) they are clearly not related economically to the securities to be purchased, sold or held by any client; or

              (g) Purchases or sales of (i) shares of registered open-end investment companies, (ii) securities issued by the government of the United States, (iii) securities issued or guaranteed as to principal or interest by the United States or certain instrumentalities of the government of the United States (such as FNMA and GNMA) which mature within 12 months, (iv) bankers' acceptances and bank certificates of deposit, (v) commercial paper and (vi) such other money market instruments as are designated by the Compliance Officer.

       3.     CONFLICTING INTEREST WITH BEST EXECUTION FOR CLIENT

No Access Person placing orders for clients with brokers or dealers shall purchase or sell, directly or indirectly, any security in which such person has, or by reason of such transaction acquires, any direct or indirect Beneficial Interest from, to or through such brokers or dealers if such transaction receives or represents special treatment in relation to its volume or terms or is based on recommendations made by such brokers or dealers.

       4.     INSIDER TRADING

No Access Person or employee of the Company shall purchase or sell, directly or indirectly, personally or on behalf of others, including clients, any security while in possession of material non-public information, or communicate material non-public information to others ("tipping") in violation of the law. This prohibition extends to activities within and outside such person's duties at the Company and,

              (a) Information is generally considered material when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decision, or when it is reasonably likely to have a substantial effect on the price of a company's securities. Examples include, but are not limited to, dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements, major litigation, liquidation problems and extraordinary management developments. Material information does not have to relate to a company's business, but can include knowledge of a forthcoming report or recommendation concerning an issuer's securities that will have a significant market effect.

     (b) Infkormation is generally considered non-public until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. Examples would include information found in a report filed with the SEC, or appearing on the Dow Jones broad tape or inpublications of general circulation.

     (c) It is unlawful not only to use inside information by trading while in possession of it but also to communicate (tip) such information to others who trade on the basis of it.

5.  PENALTIES FOR INSIDER TRADING

    Penalties for trading on or communicating material non-public information are severe, both for individuals involved in such unlawful conduct and their employers. A person, for example, can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation. Penalties include:

    - civil injunctions
    - treble damages
    - disgorgement of profits
    - jail sentences
    - fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted, and
    - fines for the employer or other controlling person of up to the greater of $1,000,000 or three times the amount of the profit gained or loss avoided.

    In addition, as set forth in Article VI below any violation of this kCode can be expected to result in serious sanctions by the Company up to and including dismissal of the persons involved.

IV.  PROCEDURES - TRADING AND INSIDE INFORMATION.

The following procedures have been established to aid our officers, dirctors and employees in avoiding insider trading, and to aid the Company in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and criminal penalties. If you have any questions about these procedures consult the Compliance Officer.

     1.  IDENTIFYING INSIDE INFORMATION.

Befor trading for yourself or others in the securities of a company about which you may have potential inside information, ask yourself the following questions:

        a) Is the information material? Is this information that an investor might consider important in making his or her investment decisions? Is this information that might substantially affect the market price of the securities if generally disclosed?

       b) Is the information non-public? To whon has this information been provided? Has the information been effectively communicated to the marketplace by being published in REUTERS, THE WALL STREET JOURNAL, or other publications of general circulation or a report filed with the SEC?

If, after consideration of the above, you believe that the information is material and non-public, or if you have questions as to whether the information is meterial and non-public, you should take the following steps;

     i. Report the matter immediately to the Compliance Officer, including the date and time received, by whom and how the information was received.

    ii. Do not purchase or sell the securities on behalf of yourself or others.

   iii.  Do not communicate the information other than to the Compliance
Officer.

   iv. Information in your possession that you identify as material and non-public should be placed in a secured area and access to computer files containing material non-public information should be restricted.

    v. Notify the Compliance Officer immediately upon conveying any potentiallyy material, non-public information to anyone else within the Chubb group of companies, including the date and time the information was ocnveyed, by whom and how the information was received. (Material, non-public information must sometinmes by conveyed for valid.

       business reasons, e.g., to take some action other than trading in securities.)

    vi. After the Compliance Officer has reviewed the issue, you will be instructed to continue the prohibitions against trading and communication, or you will be allowed to trade and communicate the information.

V. REPORTS OF PERSONAL SECURITIES TRADING AND OTHER DUTIES OF THE COMPLIANCE OFFICER.

For purposes of Rule 204-2(a) (12), as a designated Access Person you must submit to the Compliance Officer within 10 days after the end of each calendar quarter a report (the "Quarterly Securities Transaction Report") of each securities transaction in which you, or your family (including your spouse, minor children and relatives who share your home), or trusts of which you are trustee or in which you have or acquire any direct or indirect Beneficial Interest. Written authorization excepting specific kinds of personal accounts or particular kinds of transactions from these reporting requirements may be granted in the discretion of the Compliance Officer. One example of a possible exception may be a trust account in which you have a Beneficial Interest but do not have the right to direct investments. No such exception shall be granted, however, for any personal account where investment discretion is retained, or where the personal account may be otherwise used to violate these policies and procedures.

Exempt from such reporting requirements under Rule 204-2 (a) (12) are the following: (a) transactions effected in any account over which neither you, nor the Company, nor any other Access Person has any direct or indirect influence or control; (b) transactions in securities issued by unaffiliated registered open-end investment companies; and (c) transactions in securities which are direct obligations of The United States.

Please note that due to the express wording of Rule 204-2 (a) (12) as an Access Person you are required to report certain types of transactions (such as automatic dividend reinvestment plan transactions, or commercial paper transactions) even though such transactions may not be "prohibited" under Rule 17 (j) or Section 204A as discussed above. Further, these Rule 204-2
(a)(12) reporting requirements apply regardless of whether or not the subject securities are Securities Held or to be Acquired by a Fund or Client of the Company.

The Quarterly Securities Transaction Report shall include the name of the security, date and nature of the transaction, quantity, price and the name of the broker, dealer or bank through which the transaction was effected. If no reportable transactions occurred during the applicable quarter, the Quarterly Securities Transaction Report should so state.

In addition, with respect to all securities transactions reportable in the Quarterly Securities Transaction Reports, those certain Access Persons who are specifically identified and designated for such purposes by the Compliance Officer, must also submit to the Compliance Officer a report (the "10-Day Notice of Personal Trading Report") of all such securities transactions within 10 days of the transaction trade date.

The Compliance Officer will prepare and furnish forms on which such 10-Day and Quarterly Reports are to be made, but may also accept in their place a directive to your broker to send duplicate confirmations of all trades to the Compliance Officer. The 10-Day and Quarterly Reports will be maintained and filed by the Compliance Officer as a record of security transactions by Access Persons as required by the securities laws. The reports will be available for reference during any compliance investigation.

Personal securities transactions will be reviewed by the Compliance Officer for signs of any unusual trades or trading patterns which may indicate that such trades are being made based on non-public material information or for indications of other possible violations of this Code.

The Compliance Officer shall be responsible for distributing this Code to each employee, officer and director of the Company and to other Access Persons at least annually, and for identifying and advising such Access Person of his or her status as such. The Compliance Officer shall be responsible for maintaining the records required by Rule 17j-1 of the Investment Company Act and Rule 204-2(a) (12) of the Investment Advisers Act and by this Code and for reviewing all reports of transactions filed pursuant to this Article to ascertain whether any violation of this Code may have occurred, and shall report each violative or questionable transaction to the Board of Directors of the Company. Such Officer may require other reports, specially or periodically, at his or her discretion.

Any Access Person having purchased or sold any direct or indirect Beneficial Interest in any security within 15 days of such security being considered for purchase or sale by any client shall, as soon as s/he becomes aware of such consideration, immediately report this fact and the nature of his or her interest to the Compliance Officer. If feasible within the applicable time constraints, such person shall refrain from participating in or influencing any such recommendation within the specified 15-day period unless the Compliance Officer has approved of such person's participation in the recommendation process. If advance review with the Compliance Officer is not practical due to applicable time constraints, however, than the Access Person may participate in such recommendation process without such prior approval from the Compliance Officer, but only on the condition that such Access Person must report her or his participation in such recommendation process to the Compliance Officer within 10 days after such participation.

VI.    SANCTIONS.

Upon discovering a violation of this Code, the Board of Directors of the Company may impose such sanctions as it deems appropriate. These may include, among others, a request that any profits or reduction in losses realized by a person subject to this Code resulting from the prohibited conduct be paid over to the Company; a letter of censure; or suspension or termination of the person from association with the Company. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the Board of Directors of the Funds with respect to whose securities the violation occurred.

VII.   DEFINITIONS.

"Access Person" means:

(1)    Any director or officer of the Company;

(2) Any employee of the Company (or of any company in a control relationship to the Company) who, in connection with her or his regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by a client, or whose functions relate to the making of any recommendation with respect to such purchases or sales, including any employee who places orders or otherwise arranges for transactions for any client but excluding any employee who received no information about current recommendations or trading;

(3) Any natural person in a control relationship to the Company who obtains information (other than publicly available information) concerning recommendations made to any client with regard to the purchase or sale of a security; and

(4)    Such other persons as may be designated by the Compliance Officer.

"Beneficial Interest" is a pecuniary interest, as interpreted in the same manner as in determining whether a person is subject to Section 16 of the Securities Exchange Act of 1934 and the rules thereunder, except that the determination of direct and indirect beneficial interest shall apply to all securities which an Access Person has or acquires. This would include among other examples, securities owned by a spouse or minor child, a relative who shares your home, any present interest in a trust or estate, certain interests in corporations and partnerships and most arrangements under which you have a present right to acquire ownership of a security.

"Compliance Officer" shall be the person designated by the Board of Directors of the Company to perform such duties, provided that to the extent that the person so designated would otherwise be the direct subject of any particular decision or action of the Compliance Officer, then, for the limited purposes of any such decision or action, the President of the Company shall serve as the Compliance Officer.

"Purchase or Sale of Securities" includes, inter alia, writing an option to purchase or sell the security, the acquisition or disposition of an option, warrant, right or other interest relating to a security, and any security presently convertible into or exchangeable for a security held or to be acquired by a client.

"Securities Held or to be Acquired" by a client or Fund means any security which, within the most recent 15 days, (i) is or has been so held or (ii) is being or has been so considered for purchase by such clients or Fund.


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